Exhibit 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis, Inc. Reports Second Quarter 2018 Financial Results

CUPERTINO, Calif. – August 9, 2018 - Aemetis, Inc. (NASDAQ: AMTX), an advanced renewable fuels and biochemicals company, today announced its financial results for the three and six months ended June 30, 2018.

During the second quarter of 2018, revenues increased $4.3 million and gross margins increased by $1.1 million compared to the second quarter of 2017. Similarly, during the first half of 2018, revenues increased $15.7 million and gross margins increased by $3.5 million compared to the first half of 2017.

“Record gasoline demand in the second quarter helped drive expanded demand and increased pricing for ethanol,” stated Eric McAfee, Chairman and CEO of Aemetis. “In addition to a 5% increase in the volume of ethanol produced by our California plant in Q2 2018 compared to the same quarter a year ago, the price of wet distillers grains increased by 34% and the price of glycerin increased by 28% compared to Q2 2017.”

“Aemetis also achieved major milestones in the construction and operation of a pretreatment unit at our India plant to produce high value distilled biodiesel from lower cost feedstock. We are now completing utility upgrades at our India plant to fully utilize plant capacity to meet expanding customer demand from India as well as foreign customers.”

“The Riverbank cellulosic ethanol project achieved significant progress during Q2 2018, including engineering, environmental permitting and EPC project milestones. The value of California Low Carbon Fuel Standard credits rose steadily from $110 in late February to $184 per credit on June 30, 2018, significantly increasing the value of the low carbon advanced ethanol that is planned to be produced by the Riverbank plant from orchard and other agricultural waste.”

Today, Aemetis will host an earnings review call at 11:00 am Pacific (PT). For details on the call, visit: http://www.aemetis.com/investors/conference-call/

Financial Results for the Three Months Ended June 30, 2018

Revenues were $45.0 million for the second quarter of 2018 compared to $40.8 million for the second quarter of 2017, driven by an increase in ethanol sales volumes from 15.6 million gallons to 16.4 million gallons and by stronger wet distillers grain and glycerin demand and pricing. The gross margin for the second quarter of 2018 increased to $2.8 million, compared to a gross margin of $1.7 million during the second quarter of 2017.

Selling, general and administrative expenses were $3.6 million in the second quarter of 2018, compared to $3.3 million in the second quarter of 2017.

Operating loss was $0.9 million for the second quarter of 2018, a reduction from the operating loss of $1.7 million for the second quarter of 2017.

Interest expense during the second quarter of 2018 was $5.4 million, compared to $4.3 million during the second quarter of 2017.

Net loss was $6.2 million for the second quarter of 2018, compared to a net loss of $6.0 million for the second quarter of 2017 due to higher interest expense.

Cash at the end of the second quarter of 2018 increased to $1.1 million from $0.4 million at the end of 2017.

Financial Results for the Six Months Ended June 30, 2018

Revenues were $88.0 million for the first half of 2018, an increase of $15.7 million compared to $72.3 million for the first half of 2017. This strong increase in revenues was driven by increases in ethanol sales volumes from 29.1 million gallons to 32.4 million gallons and by higher wet distillers grain and glycerin demand and pricing. Gross profit for the first half of 2018 was $4.6 million, a significant increase from $1.1 million during the first half of 2017.

Selling, general and administrative expenses were $7.4 million during the first half of 2018, compared to $6.6 million during the first half of 2017.

Operating loss was reduced to $2.9 million for the first half of 2018, compared to an operating loss of $5.6 million for the first half of 2017.

Interest expense was $14.4 million during the first half of 2018, compared to interest expense of $8.9 million during the first half of 2017.

Net loss was $17.3 million for the first half of 2018, compared to a net loss of $14.5 million during the first half of 2017 due to higher interest expense.

About Aemetis

Headquartered in Cupertino, California, Aemetis is an advanced renewable fuels and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products by the conversion of ethanol and biodiesel plants into advanced biorefineries. Founded in 2006, Aemetis owns and operates a 60 million gallon per year ethanol production facility in the California Central Valley near Modesto. Aemetis also owns and operates a 50 million gallon per year renewable chemical and advanced fuel production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis holds a portfolio of patents and related technology licenses for the production of renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, loss on extinguishment, income tax expense, intangible and other amortization expense, depreciation expense and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison between companies.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, expectations for growth in India and development of our cellulosic ethanol business in North America.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues	$45,028	$40,764	$88,046	$72,338
Cost of goods sold	42,260	39,059	83,412	71,220
Gross profit	2,768	1,705	4,634	1,118

Research and development expense	55	110	117	196
Selling, general and admin. expense	3,589	3,262	7,396	6,557
Operating loss	(876)	(1,667)	(2,879)	(5,635)

Interest expense
Interest rate expense	4,432	3,164	8,703	6,006
Debt related fees and amort. expense	919	1,164	5,676	2,847
Other (income) expense	(5)	(8)	63	20
Loss before income taxes	(6,222)	(5,987)	(17,321)	(14,508)

Income tax expense	--	--	6	6

Net loss	$(6,222)	$(5,987)	$(17,327)	$(14,514)

Less: Net loss attributable to non-controlling interest	(857)	--	(1,594)	--
Net loss attributable to Aemetis, Inc.	(5,365)	(5,987)	(15,733)	(14,514)

Net loss per common share
Basic	$(0.27)	$(0.30)	$(0.78)	$(0.74)
Diluted	$(0.27)	$(0.30)	$(0.78)	$(0.74)

Weighted average shares outstanding
Basic	20,223	19,669	20,203	19,737
Diluted	20,223	19,669	20,203	19,737

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	June 30, 2018 (Unaudited)	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$1,069	$428
Accounts receivable	1,601	2,219
Inventories	6,697	5,737
Prepaid and other current assets	1,921	3,078
Total current assets	11,288	11,462
Property, plant and equipment, net	77,703	78,837
Other assets	4,137	4,032
Total assets	$93,128	$94,331

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$12,521	$10,457
Current portion of long term debt	3,234	2,039
Short term borrowings	16,184	13,586
Mandatorily redeemable Series B stock	2,996	2,946
Other current liabilities	6,324	6,988
Total current liabilities	41,259	36,016

Total long term liabilities	148,933	138,176

Total stockholders' deficit:

Series B convertible preferred stock	1	1
Common stock	20	20
Additional paid-in capital	85,347	84,679
Accumulated deficit	(175,921)	(160,188)
Accumulated other comprehensive loss	(3,448)	(2,904)
Non-controlling interest	(3,063)	(1,469)

Total stockholders’ deficit	(97,064)	(79,861)
Total liabilities and stockholders' deficit	$93,128	$94,331

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net loss attributable to Aemetis, Inc.	$(5,365)	$(5,987)	$(15,733)	$(14,514)
Adjustments:
Interest expense	4,628	4,328	13,017	8,853
Depreciation expense	1,149	1,152	2,299	2,298
Share-based compensation	316	195	603	604
Intangibles and other amortization expense	35	31	70	64
Income tax expense	--	--	6	6
Total adjustments	6,128	5,706	15,995	11,825
Adjusted EBITDA	$763	$(281)	$262	$(2,689)

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three months ended June 30		Six months ended June 30,
	2018	2017	2018	2017
Ethanol
Gallons sold (in millions)	16.4	15.6	32.4	29.1
Average sales price/gallon	$1.84	$1.80	$1.80	$1.78
WDG
Tons sold (in thousands)	105.4	107.0	208.0	195.5
Average sales price/ton	$81	$60	$79	$62
Delivered cost of corn
Bushels ground (in millions)	5.7	5.5	11.3	10.3
Average delivered cost / bushel	$5.02	$4.78	$4.98	$4.85
Biodiesel
Metric tons sold (in thousands)	4.3	4.7	9.2	5.5
Average sales price/metric ton	$897	$876	$910	$892
Refined glycerin
Metric tons sold (in thousands)	1.5	1.5	2.7	2.7
Average sales price/metric ton	$1,027	$800	$1,068	$748